Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

November 27, 2019

The Board of Directors

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

Ladies and Gentlemen:

We have acted as counsel to Aravive, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 3,833,334 shares (including up to 500,000 shares subject to the underwriters’ 30-day option to purchase additional shares) (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”). The Shares are included in a Registration Statement on Form S-3 (File No. 333-219765) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on September 11, 2017, a base prospectus, dated September 11, 2017, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated November 26, 2019, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement, dated November 27, 2019, filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a Purchase Agreement, dated November 27, 2019, by and among the Company, Piper Jaffray & Co. and Cantor Fitzgerald & Co., as representative of the several underwriters listed therein (the “Purchase Agreement”).

As counsel to the Company, we have examined the Registration Statement, the Preliminary Prospectus and the Prospectus, and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and Purchase Agreement, will be legally issued, fully paid and non-assessable.

The Board of Directors

Aravive, Inc.

November 27, 2019

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the issuance and sale of the Shares pursuant to the Purchase Agreement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP

GRACIN & MARLOW, LLP